EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), executed on the 5th day of June, 2009, by and between Tyson Foods, Inc., a Delaware corporation (“Company”), and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Employer”), and Leland Tollett (hereinafter referred to as “Officer”).

RECITALS

WHEREAS, the Officer was named Interim President and Chief Executive Officer of the Company effective January 5, 2009 (the “Effective Date”);

WHEREAS, to induce Officer's continued service during the Period of Employment (defined in Section 2), the Company desires to provide Officer with compensation and other benefits on the terms and conditions set forth in this Agreement; and

WHEREAS, Officer is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the above the parties hereby agree as follows:

1.      Duties. Officer shall perform the duties of Interim President and Chief Executive Officer or shall serve in such other capacity and with such other duties for Employer as Employer shall from time to time prescribe, including, without limitation, continuing employment during a transition period after a replacement Chief Executive Officer is selected by the Company. Officer shall perform all such duties with diligence and thoroughness. Officer shall be subject to, and will comply with, all rules, policies, procedures, supervision and direction of Employer in all matters related to the performance of Officer’s duties.

2.      Period of Employment. The term of employment hereunder shall be for a period commencing on the Effective Date and terminating on the date determined by the Executive Committee of the Company’s Board of Directors, unless terminated prior thereto in accordance with the provisions of this Agreement (the period from the Effective Date to the termination of employment under this Agreement is referred to herein as the “Period of Employment”). Notwithstanding the expiration of the Period of Employment, regardless of the reason, and in addition to other obligations that survive the Period of Employment, the obligations of Officer under Section 6 shall continue in effect after the Period of Employment for the time periods specified in such section.

3.	Compensation.

(a)    Salary.    For the services to be performed hereunder, Officer shall be compensated by Employer during the Period of Employment at an annual rate of not less than six hundred thousand dollars ($600,000.00) payable in accordance with Employer’s payroll practices.

(b)    Bonus.   It is expressly understood and contemplated that any bonus plan for Officer will be mutually agreed upon by the parties, and to the extent required, submitted to the Compensation Committee of the Company’s Board of Directors for approval.

4.      Participation in Benefit Programs. Officer shall be entitled to participate in any benefit programs generally applicable to officers of Employer, as adopted by Employer from time to time, except for the executive long-term disability program, equity grant programs (including, without limitation, stock option grants, restricted stock grants and performance stock grants), and SERP/ELIP.

5.	Termination.

(a)     Voluntary Termination. Officer may terminate Officer’s employment where appropriate pursuant to this Agreement at any time by not less than thirty (30) days prior written notice to Employer. Except as provided in Section 5(f), Officer shall not be entitled to any compensation from Employer for any period beyond Officer’s actual date of termination.

(b)    Involuntary Termination Without Cause. Employer shall be entitled, at its election without Cause (defined in Section 5(c)), to terminate Officer’s employment pursuant to this Agreement upon written notice to Officer. Except as provided in Section 5(f), Officer shall not be entitled to any compensation from Employer for any period beyond Officer’s actual date of termination.

(c)     Involuntary Termination With Cause. Employer may, at its sole and absolute discretion, terminate this Agreement and Officer’s Period of Employment hereunder without any payment, liability or other obligation, in the event, (i) Officer engages in misconduct which results in injury to the Employer, or (ii) Officer is convicted of a felony or job-related misdemeanor (either (i) or (ii) being hereafter referred to as “Cause”).

(d)    Death or Incapacity. If Officer dies or is unable to perform Officer’s duties pursuant to this Agreement by reason of disability, Employer may terminate

Officer’s employment pursuant to this Agreement by written notice to Officer. Except as provided in Section 5(f), Officer shall not be entitled to any compensation from Employer for any period beyond Officer’s actual date of termination. For purposes of this Section 5(d), “disability” means the Officer (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is receiving income or replacement benefits for a period of not less than three (3) months under an accidental or health plan covering employees of the Employer due to any medically determinable mental or physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Any determination of the Officer’s disability status under Section 5(d)(i) shall be supported by the written opinion of a physician competent in the branch of medicine to which such disability relates.

(e)     Temporary Suspension of Payments.  Notwithstanding any other provision of this Agreement, if the Officer is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (and the regulations thereunder), to the extent that all or a portion of any payments due under Section 5 of this Agreement (including, without limitation the payment of salary and payments made pursuant to the Consulting Agreement described in Section 5(f)) exceeds the amount, if any, that can be paid as separation pay that does not constitute a deferral of compensation under Section 409A of the Internal Revenue Code (and the regulations thereunder), or that otherwise can be paid without resulting in a failure under Section 409A(a)(1) of the Internal Revenue Code, payment shall be delayed until the later of six (6) months after the termination of employment or the date the payment would otherwise be made under Section 5.

Any payments that are so delayed shall be paid in one lump sum upon the date the delayed payments are to be made.

(f)     Consulting Agreement. Except as provided herein, and in lieu of the Officer receiving equity awards (restricted stock, stock options and performance shares) typically provided to senior officers of the Company, upon the termination of the Period of Employment Officer shall provide advisory services to the Company under the terms and conditions of a Consulting Agreement substantially in the form of attached Exhibit A. If Officer dies during the Period of Employment, the Company will pay to the Officer’s estate the payments specified in Section 3 of the Consulting Agreement and provide Officer’s spouse with the health insurance benefits described in Section 4 of the Consulting Agreement. Notwithstanding the above, if the Period of Employment is terminated (i) by the Company for Cause pursuant to Section 5(c), or (ii) by the Officer pursuant to Section 5(a) and the Officer is taking a Position (defined in Section 6(b)) with a Direct Competitor (defined in Section 6(b)); the Company will have no further obligations (including, without limitation, an obligation to enter into the Consulting Agreement) to the Officer.

6.      Confidential Information, Trade Secrets, Limitations on Solicitation and Non-Compete Clause.

(a)     Officer agrees that during and after the Period of Employment hereunder, Officer shall not divulge to anyone, except in the regular course of the Employer’s business, any confidential or proprietary information regarding the Employer’s records, plans or any other aspects of the Employer’s business which it considers confidential or proprietary.

(b)	Officer agrees that during Officer’s Period of Employment hereunder,

and for a period of one (1) year after the expiration of the Period of Employment Officer will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in Direct Competition (as defined below) with any business of the Employer. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. The term “Direct Competition,” as used in this Agreement, shall mean any business that directly competes against any line of business in which Officer was actively engaged during Officer’s employment with the Employer.

(c)  Officer agrees that during Officer’s Period of Employment hereunder, and for a period of three (3) years after the expiration of the Period of Employment, Officer shall not, directly or indirectly, solicit or contact any employee or agent of the Employer, with a view to or for the purposes of inducing or encouraging such employee or agent to leave the employ of Employer, for the purpose of being hired by Officer, any employer affiliated with Officer, or any Direct Competitor of Employer.

(d)    Officer and the Employer agree that the covenants of this Section 6 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so modified. Officer agrees that any breach of the covenants contained in this Section 6 would irreparably injure the Employer. Accordingly, Officer agrees that the Employer may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Officer from any court having jurisdiction over the matter restraining any further violation of this Agreement by Officer.

(e)     The parties expressly acknowledge the provisions of Sections 6(a), (b), (c) and (d) are intended to survive the expiration of the Period of Employment.

7.      Perquisites. During the Period of Employment, the Company shall make available to Officer the use of Company-owned assets (including use of Company-owned aircraft for up to 25 hours annually) in a manner consistent with the Company’s then existing policies; provided that Officer's personal use of the Company-owned assets shall not interfere with Company use of such assets. To the extent allowed under Company policy or practice, Employer will reimburse and gross-up Officer for any and all income tax liability (including interest and penalties) imposed upon Officer in connection with the receipt of the services and benefits sets forth in this Section 7 in an amount sufficient so that the services and benefits will be provided hereunder without reduction for taxes.

8.      Modification. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for any pre-employment confidentiality agreement that may exist between the parties, any agreement specifically referenced herein or any policy in effect at the Company. This Agreement supersedes and replaces the Senior Executive Employment Agreement dated November 20, 1998, as amended, between the Officer and the Company. This Agreement cannot be modified except by a writing signed by both parties.

9.      Assignment. This Agreement shall be binding upon Officer, Officer’s heirs, executors and personal representatives and upon Employer, its successors and assigns. Officer may not assign this Agreement, in whole or in part, without first obtaining the written consent of the Executive Committee of the Company’s Board of Directors.

10.    Applicable Law. Officer acknowledges that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Delaware and consents to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Delaware, without giving effect to the conflict of laws provisions thereof.

11.    Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between the Employer and Officer, whether such disputes arise from this Agreement or otherwise. In addition, Officer expressly waives any right Officer may have to sue or be sued in the county of Officer’s residence and consents to venue in Washington County, Arkansas.

12.     Severability. If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

OFFICER ACKNOWLEDGES OFFICER HAS COMPLETELY READ THE ABOVE, HAS BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAS BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF OFFICER’S CHOOSING BEFORE SIGNING. OFFICER FURTHER ACKNOWLEDGES OFFICER IS SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREES TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN

Leland Tollett

/s/ Leland Tollett

(Officer)

Corporate-Springdale, AR

(Location)

June 5, 2009
(Date)

Tyson Foods, Inc.
By /s/ Dennis Leatherby
Title Executive Vice President and CFO

Exhibit A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) dated ________________, 20___, is by and between TYSON FOODS, INC., a corporation organized under the laws of Delaware (the “Company”), and Leland Tollett (“Consultant”).

RECITALS

WHEREAS, the Company wishes to compensate Consultant for his significant contributions as a Chief Executive Officer of the Company, and the Consultant has elected to accept the post-retirement payments provided under this Agreement in lieu of the equity compensation (restricted stock, stock options and performance shares) typically provided to senior officers of the Company;

WHEREAS, the Company also wishes to retain Consultant’s services and access to Consultant’s experience and knowledge after Consultant is no longer a full time employee of the Company; and

WHEREAS, the Consultant wishes to furnish advisory services to the Company upon the terms, provisions and conditions herein provided;

NOW, THEREFORE, in consideration of the above the parties hereby agree as follows;

1.        Unless terminated earlier pursuant to the conditions of this Agreement, the term of this Agreement (the “Term”) shall begin on _______________, 20____ and end upon the Consultant’s death.

2.        During the Term, Consultant will, upon reasonable request, provide advisory services to the Company as follows:

(a)      Services hereunder shall be provided as a consultant of the Company;

(b)	Consultant may be required to devote up to twenty (20) hours per month to the Company;

(c)	Consultant may perform advisory services hereunder at any location but may be required to be at the offices of the Company upon reasonable notice; and
(d)	Consultant shall not be obligated to render services under this Agreement during any period when he is disabled due to illness or injury.

3.        During the Term, the Company shall pay Consultant the sum of $300,000 per year, payable in accordance with the Company’s payroll practices commencing immediately upon the Consultant’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) as an employee of the Company; provided, however, that the payments that are otherwise payable to the Consultant within the first six (6) months following the effective date of his separation from service shall be suspended and paid to the Consultant as a lump sum within thirty (30) days following the end of such six-month period. This payment will be paid by the Company for a minimum of ten (10) years. If Consultant dies prior to the end of such ten (10) year period, the Company will continue to make such payment to the Consultant’s estate for the remainder of the ten (10) year period. In the event of the Consultant’s death, the obligation of the Company to make this payment to the Consultant’s estate is intended to survive the Term of this Agreement.

4.        The Company shall provide Consultant and/or his spouse, during their lifetimes, with a Medicare supplemental policy (including, without limitation, a pharmaceutical supplement) at no cost. In addition, the Consultant and/or his spouse will continue to participate in the Company’s Executive Medical Reimbursement program (“EMR”). The Medicare supplement and EMR will provide Consultant and/or his spouse with coverage that is substantially similar to the healthcare, hospitalization, medical, long term care, vision, dental and other similar insurance coverage/benefits Consultant and his spouse received under Consultant’s employment agreement with the Company dated June 5, 2009. In the event of the Consultant’s death, the health insurance benefits described above shall continue to be paid to the Consultant’s spouse, and except as otherwise provided herein are intended to continue after the Term of this Agreement. In the event of death by both Consultant and his spouse, all benefits under this Agreement shall cease. Consultant will not be eligible to participate in any other programs of the Company, including without limitation, bonus, equity compensation, long-term disability or life insurance programs.

5.        Consultant shall not divulge to anyone, except in the regular course of the Company’s (including its subsidiaries) business, any confidential or proprietary information regarding the Company’s (including its subsidiaries) records, plans or any other aspects of the Company’s business which it considers confidential or proprietary.

6.        Consultant agrees that during the Term, and for a period of one (1) year after the expiration of the Term if terminated early pursuant to Section 9, Consultant will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in Direct Competition (as defined below) with any business of the Company or its subsidiaries. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, Consultant, manager or any employment or consulting position. The term “Direct Competition,” as used in this Agreement, shall mean any business that directly competes against any line of business in which Consultant was actively engaged during Consultant’s employment with the Company.

7.        Consultant agrees that during the Term, and for a period of three (3) years after the expiration of the Term if terminated early pursuant to Section 9, Consultant shall not, directly or indirectly, solicit or contact any employee or agent of the Company (including its subsidiaries), with a view to or for the purposes of inducing or encouraging such employee or agent to leave the employ of Company (including its subsidiaries), for the purpose of being hired by Consultant, any employer affiliated with Consultant, or any Direct Competitor of the Company (including its subsidiaries).

8.        The Consultant expressly acknowledges that the obligations of Sections 5, 6 and 7 are intended to survive the expiration of the Term. Consultant and the Company agree that the covenants contained in Sections 5, 6 and 7 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so modified. Consultant agrees that any breach of the covenants contained in Sections 5, 6 or 7 would irreparably injure the Company. Accordingly, Consultant agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against

Consultant from any court having jurisdiction over the matter restraining any further violation of this Agreement by Consultant.

9.        This Agreement shall terminate (i) immediately in the event Consultant accepts a Position from anyone in Direct Competition with the Company or its subsidiaries, or (ii) in the event Consultant breaches any material term of this Agreement and fails to cure such breach within thirty (30) days of a notice by the Company. In the event this Agreement is terminated pursuant to this Section 9, as of the termination date the Company will have no further obligations under the terms of this Agreement, including, without limitation, the payment of fees under Section 3 and providing insurance coverage and benefits under Section 4.

10.      The right of the Consultant or any other beneficiary under this Agreement to receive payments may not be assigned, pledged or encumbered, except by will or by the laws of descent and distribution, without the permission of the Company which it may withhold in its sole and absolute discretion.

11.      This Agreement represents the complete agreement between Company and Consultant concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Consultant and Company.

12.      It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between the Consultant and Company, whether such disputes arise from this Agreement or otherwise. In addition, Consultant expressly waives any right Consultant may have to sue or be sued in the county of Consultant’s residence and consents to venue in Washington County, Arkansas.

13.   If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.      CONSULTANT ACKNOWLEDGES CONSULTANT HAS COMPLETELY READ THE ABOVE, HAS BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAS BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF CONSULTANT’S CHOOSING BEFORE SIGNING. CONSULTANT FURTHER ACKNOWLEDGES CONSULTANT IS SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREES TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Leland Tollett	Tyson Foods, Inc.

By:

Date: ______________________	Title: _____________________

Date:

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